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                                                                   EXHIBIT 99.17

                             VOTING INSTRUCTION CARD

           Please fold and detach card at perforation before mailing.

DIVISION NAME PRINTS HERE

Please mark your voting instruction card, date and sign it where indicated, and return it promptly in the accompanying envelope, which requires no postage if mailed in the United States.

These voting instructions are solicited by Integrity Life Insurance Company in connection with a solicitation of proxies by the Board of Managers of Separate Account Ten. A voting instruction card is provided for the Divisions of Separate Account Ten in which you were invested as of August 29, 2003.

The undersigned hereby instructs Integrity Life Insurance Company to vote the shares of Separate Account Ten attributable to his or her variable annuity contract at the Special Meeting of Contractowners to be held at the offices of Integrity Life Insurance Company at 515 West Market Street, Louisville, Kentucky 40202 at 3:00 p.m., Eastern Time, on December 5, 2003, and at any adjournments thereof, as indicated on the reverse side.

Date: _______________

PLEASE SIGN IN BOX BELOW

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Signature(s)
Title(s), if applicable

When signing as attorney, executor, administrator, trustee, guardian, or as custodian for a minor, please sign your name and give your full title as such. If signing on behalf of a corporation, please sign the full corporate name and your name and indicate your title. If you are a partner signing for a partnership, please sign the partnership name, your name and indicate your title. Joint owners should each sign these instructions. If only one signs, his or her signature will be binding.

           Please fold and detach card at perforation before mailing.

Indicate your vote by filling in the appropriate box in this manner /X/ using blue or black ink or number 2 pencil. This voting instruction card, if properly executed, will be voted in the manner directed by the contractowner. If no direction is made, this proxy will be voted for the proposal. Please refer to the Prospectus/Proxy Statement for a discussion of the proposal.

THE BOARD OF MANAGERS OF SEPARATE ACCOUNT TEN RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING PROPOSAL:

To approve the Agreement and Plan of Reorganization providing for the acquisition of all of the assets and liabilities of Separate Account Ten of Integrity Life Insurance Company by and in exchange for shares of Touchstone Enhanced Dividend 30 Fund of Touchstone Variable Series Trust and the transfer by Separate Account Ten of those shares to Separate Account II of Integrity Life Insurance Company in exchange for units that will be transferred to Separate Account Ten's contractowners.

           FOR                       AGAINST                   ABSTAIN
           / /                         / /                       / /

        PLEASE SIGN AND DATE THE VOTING INSTRUCTION CARD BEFORE MAILING.